Exhibit 99.1

PPL Contacts:	George Biechler, for news media, at 610-774-5997
Tim Paukovits, for financial community, at 610-774-4124
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

PPL Corporation, PPL Energy Supply Announce
Offering of Convertible Senior Notes

            ALLENTOWN, Pa. (May 14, 2003) - PPL Corporation (NYSE: PPL) today announced a proposed offering by its indirect, wholly owned subsidiary, PPL Energy Supply, LLC, of $300 million of convertible senior notes, to be guaranteed by PPL Corporation and convertible into PPL Corporation common stock. In connection with the proposed offering of convertible senior notes, PPL Corporation and PPL Energy Supply will grant the initial purchasers an option for a period of 30 days to purchase up to an additional $45 million of convertible senior notes.

            The convertible senior notes are only proposed to be sold in a Rule 144A private offering to qualified institutional buyers. The convertible senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act of 1933 or in accordance with an applicable exemption from the registration requirements of the Securities Act of 1933.

            PPL Energy Supply plans to use the proceeds of the offering to repurchase its commercial paper and for general corporate purposes.

            PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.